EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT

Name		State or Country of Incorporation or Organization

Brooks France, S.A.		France
BSI Shoes, Inc.		Michigan
Dominican Wolverine Shoe Company Limited		Cayman Islands
Hush Puppies Retail, Inc.		Michigan
d/b/a	Hush Puppies & Family Hush Puppies Factory Direct Little Red Shoe House The Slipper Store The Slipper Store.com UP Footgear
Hush Puppies (U.K.) Ltd.		England & Wales
Hy-Test, Inc.		Michigan
d/b/a	Hy-Test
Merrell Europe B.V.		The Netherlands
Merrell (Europe) Limited		England & Wales
Sebago Dominican Limited		Cayman Islands
Sebago International Limited		Cayman Islands
Sebago Realty, LLC		Delaware
Sebago USA, LLC		Delaware
Spartan Shoe Company Limited		Cayman Islands
Wolverine de Costa Rica, S.A.		Costa Rica
Wolverine de MJ xico S.A. de C.V.		Mexico
Wolverine Design Center, Inc.		Michigan
Wolverine Europe Limited		England & Wales
Wolverine International GP, LLC		Michigan
Wolverine International, L.P.		Cayman Islands
Wolverine International S.à.r.l.		Luxembourg
Wolverine International, S.L.		Spain
Wolverine Outdoors, Inc.		Michigan
Wolverine Procurement, Inc.		Michigan
Wolverine Slipper Group, Inc.		Michigan
d/b/a	Wolverine Slipper Group Slipper Gift Store
Wolverine Sourcing, Inc.		Michigan
Wolverine World Wide Corporation, Inc.		Quebec
Wolverine World Wide Europe Limited		England & Wales
Wolverine World Wide HK Limited		Hong Kong